Exhibit 10.2

LEASE

CABOT ACQUISITION, LLC,

Landlord,

and

ACCURIDE CORPORATION,

Tenant

TABLE OF CONTENTS

Page

1.	USE AND RESTRICTIONS ON USE.	1
2.	TERM.	2
3.	RENT.	3
4.	RENT ADJUSTMENTS.	3
5.	SECURITY DEPOSIT.	6
6.	ALTERATIONS.	6
7.	REPAIR.	7
8.	LIENS; LANDLORD’s WAIVER.	8
9.	ASSIGNMENT AND SUBLETTING.	9
10.	INDEMNIFICATION.	10
11.	INSURANCE.	11
12.	WAIVER OF SUBROGATION.	11
13.	SERVICES AND UTILITIES.	12
14.	HOLDING OVER.	12
15.	SUBORDINATION.	12
16.	RULES AND REGULATIONS.	12
17.	REENTRY BY LANDLORD.	12
18.	DEFAULT.	13
19.	REMEDIES.	13
20.	TENANT’S BANKRUPTCY OR INSOLVENCY.	16
21.	QUIET ENJOYMENT.	16
22.	CASUALTY	16
23.	EMINENT DOMAIN.	17
24.	SALE BY LANDLORD.	18
25.	ESTOPPEL CERTIFICATES.	18
26.	SURRENDER OF PREMISES.	18
27.	NOTICES.	19
28.	TAXES PAYABLE BY TENANT.	19
29.	INTENTIONALLY DELETED.	19
30.	DEFINED TERMS AND HEADINGS.	19
31.	TENANT’S AUTHORITY.	20
32.	FINANCIAL STATEMENTS AND CREDIT REPORTS.	20
33.	COMMISSIONS.	20
34.	TIME AND APPLICABLE LAW.	20
35.	SUCCESSORS AND ASSIGNS.	20
36.	ENTIRE AGREEMENT.	20
37.	EXAMINATION NOT OPTION.	20
38.	RECORDATION.	20
39.	RENEWAL OPTION.	21
40.	EARLY TERMINATION OPTION.	21
41.	LIMITATION OF LANDLORD’S LIABILITY.	22
	EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES
	EXHIBIT A-1 – SITE PLAN
	EXHIBIT B – TENANT IMPROVEMENTS
	EXHIBIT C – PARKING
	EXHIBIT D – RULES AND REGULATIONS

LEASE

REFERENCE PAGES

BUILDING:	950 N. Raddant Road, Batavia, Illinois
LANDLORD:	CABOT ACQUISITION, LLC, a Delaware limited liability company
LANDLORD’S ADDRESS:	c/o RREEF 875 N. Michigan Ave., 41st Floor Chicago, IL 60611 Attn: Asset Manager
WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:
Lockbox:
RREEF AMERICA REIT II CORP. VVV
36.J58001 – CHICAGO-KANE
PO BOX 9046
ADDISON, TX 75001-9046
Wire Instructions:
Northern Trust
ABA Routing No.:071000152
Acct Name:RREEF America REIT II Corp. VVV
Acct. No:                          2734214

LEASE REFERENCE DATE:	August 7, 2013
TENANT:	ACCURIDE CORPORATION, a Delaware corporation
TENANT’S NOTICE ADDRESS:	7140 Office Circle Evansville, IN 47715 Attn: Bryan Neighbors
PREMISES ADDRESS:	950 N. Raddant Road, Batavia, Illinois 60510
PREMISES RENTABLE AREA:	Approximately 170,462 rentable sq. ft. (for outline of Premises see Exhibit A)
USE:	Warehouse, light assembly, light manufacturing and distribution for automotive parts
COMMENCEMENT DATE:	August 8, 2013
TERM OF LEASE:	Approximately thirty-nine (39) months and 24 days beginning on the Commencement Date and ending on the Termination Date.
TERMINATION DATE:	October 31, 2016

ANNUAL RENT and MONTHLY INSTALLMENT OF RENT(Article 3):

Period		Rentable Square	Annual Rent	Annual	Monthly Installment
From	through	Footage	Per Square Foot	Rent	of Rent
8/8/2013	8/31/2014	170,462	$4.03	$686.961.86	$57,246.82
9/1/2014	8/31/2015	170,462	$4.28	$729,577.36	$60,798.11
9/1/2015	11/30/2016	170,462	$4.53	$772,192.86	$64,349.41

“CD” in the above is the Commencement Date.  Notwithstanding the foregoing, for the period consisting of the three (3) full calendar months following the Permit Date (as defined in Section 2.2), the Monthly Installment of Rent shall be reduced to $18,182.61 ($1.28 per square foot per year).

BASE YEAR (EXPENSES):	Calendar 2013
BASE YEAR (INSURANCE):	Calendar 2013
BASE YEAR (TAXES):	Calendar 2013
TENANT’S PROPORTIONATE SHARE:	100%
SECURITY DEPOSIT:	$57,246.82 (Landlord acknowledges that $10,000.00 of the Security Deposit has already been delivered to Landlord prior to the execution of this Lease)
ASSIGNMENT/SUBLETTING FEE	$500.00

REAL ESTATE BROKER DUE COMMISSION:	Mohr Partners, Inc., for Tenant; Darwin Realty, for Landlord
TENANT’S NAICS CODE:	336390 Other Motor Vehicle Parts Manufacturing
AMORTIZATION RATE:	11.00%
The Reference Pages information is incorporated into and made a part of the Lease.  In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control.  This Lease includes Exhibits A through D, all of which are made a part of this Lease.

LANDLORD:	TENANT:
CABOT ACQUISITION, LLC, a Delaware limited liability company	ACCURIDE CORPORATION, a Delaware corporation
By: ______________________________	By: ______________________________
Name: Jeffrey R. Riemer	Name:
Title: Vice President	Title:
Dated: _________________________, 2013	Dated: __________________________, 2013

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises and the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Building is depicted on the site plan attached hereto as Exhibit A-1.  The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.   USE AND RESTRICTIONS ON USE.

1.1   The Premises are to be used solely for the purposes set forth on the Reference Pages.  Tenant shall not use the Premises for any improper or unlawful purpose, or commit any waste.  Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained.  Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by (to the extent within Tenant’s control), or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense; provided, however, Tenant shall not be responsible for any structural alterations to the Premises or the Building except to the extent necessitated by the particular use or construction activity of Tenant, or because of any Tenant personnel with special needs due to disability.  Tenant shall not do or permit anything to be done (to the extent within Tenant’s control) on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.

1.2   Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Tenant Entities to use any Hazardous Materials in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow (to the extent within Tenant’s control) the environment to become contaminated with any Hazardous Materials.  Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials to the extent customary for office and warehouse use such as cleaning products and ink cartridges; Tenant shall also be permitted to use propane-fueled forklifts and to store propane for that purpose, in compliance with all applicable Environmental Laws and local regulations; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment.  Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2.

1.3   Landlord represents to Tenant that, to Landlord’s knowledge, the Premises and Building do not contain any Hazardous Materials. The foregoing representation is wholly subject to and qualified by (i) any matters disclosed in any materials (e.g., existing environmental reports) made available by Landlord for Tenant’s inspection, (ii) any matters disclosed in any environmental reports or studies obtained by Tenant prior to the Commencement Date, and (iii) any other matters known to Tenant.  “Landlord’s knowledge” means the actual knowledge, without duty of investigation, of Jeff Riemer Vice President--Asset Management, of Landlord’s asset manager, and of John Humphrey, Senior Real Estate Manager of Landlord’s property manager.  The breach or inaccuracy of such representation shall in no event give rise to any right of termination except as set forth in the last sentence of this section.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether voluntary or compelled by governmental authority (but not any other damages), all to the extent of Hazardous Materials in the Building prior to the Commencement Date.  If, in the course of remediation of Hazardous Materials which were present in the Building prior to the Commencement Date, Tenant is forced to vacate the Premises or is otherwise unable to reasonably operate its business, then all rent hereunder shall be abated for the period that Tenant is unable to occupy or reasonably operate in the Premises, and, if such condition continues for a period of more than four (4) months, Tenant may terminate this Lease on thirty (30) days’ notice to Landlord, provided that if the condition is rectified within such 30 day period and Tenant is again able to occupy and reasonably occupy the Premises, Tenant’s termination notice shall be nullified and the Lease shall continue in full force and effect.

1.4   Tenant and the Tenant Entities will be entitled to the exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to the terms of this Lease.

2.   TERM.

2.1   The Term of this Lease shall begin on the Commencement Date as shown on the Reference Pages (the “Commencement Date”), and shall terminate on the Termination Date as shown on the Reference Pages (the “Termination Date”), unless sooner terminated by the provisions of this Lease.  Landlord shall tender possession of the Premises to Tenant on or before the Commencement Date and upon such tender Tenant shall have full use and occupancy of the Premises for the purposes of conducting its business and to otherwise install and prepare its equipment, fixtures and other property.  The parties agree to cooperate and use commercially reasonable efforts to ensure that (a) Tenant’s use and occupancy of the Premises does not unreasonably interfere with the completion of the Tenant Improvements (as defined below) by Landlord and (b) Landlord’s completion of the Tenant Improvements does not unreasonably interfere with the use and occupancy of the Premises by Tenant.  Notwithstanding the foregoing, Tenant shall not occupy the office portion of the Premises until after substantial completion of the office portion of the Tenant Improvements work, as defined below; however, Landlord shall endeavor to allow Tenant to use and occupy portions of the office portion of the Premises as and when Landlord’s work there is completed, so long as such use and occupancy will not interfere with the completion of the remainder of Landlord’s work.

2.2   Landlord agrees to perform the work described on Exhibit B, all in accordance with the terms and conditions contained in such Exhibit B and in this Article 2 (such work, collectively, the “Tenant Improvements”).  The parties acknowledge that in order to perform the work referred to in Exhibit B as the “Modular Office” and the “Parking Lot Restriping,” Landlord must first obtain certain permits and/or administrative approvals from the municipality (collectively, the “Permits;” the date on which all Permits are issued, the “Permit Date”).  Landlord shall use commercially reasonable efforts to cause each portion of the Tenant Improvements work to be substantially complete on or before the date set forth in Exhibit B as the “Target Completion Date” for such portion.  A portion of the Tenant Improvements shall be deemed to be “substantially complete” when such portion of the Tenant Improvements is so completed as to allow (a) if required by the municipality, a temporary or permanent certificate of occupancy with respect to the affected portion of the Premises to be issued for Tenant by the applicable governmental authority and (b) Tenant to fully use and occupy the affected portion of the Premises for the use and purposes intended without unreasonable disturbance.  Within thirty (30) days after each portion of the Tenant Improvements is substantially complete, Tenant shall deliver a punch list to Landlord as to that portion of the Tenant Improvements.  Landlord will complete (or repair, as the case may be) the items described on the punch list with commercially reasonable diligence and speed.

2.3   If, without fault of Tenant, the Permits have not been issued by September 30, 2013, then Tenant may terminate this Lease by written notice to Landlord, such termination to be effective thirty (30) days after the date of the termination notice, provided, however, that if the Permits are issued within such 30 day period, Tenant’s termination right shall be nullified and the Lease shall continue in full force and effect.  If the Lease is terminated pursuant to this Section 2.3, Tenant shall reimburse Landlord for all documented costs and expenses incurred by Landlord in performance of the Tenant Improvements work in the office portion of the Premises, up to a maximum amount of $82,200.  In addition, Tenant shall remain liable for design and permit costs per the indemnification letter between the parties executed prior to the execution of this Lease, and Landlord shall not be required to return any sums previously paid by Tenant pursuant to that letter agreement.

2.4   Landlord acknowledges that Tenant has communicated to Landlord that Tenant believes that it is vitally important to Tenant’s business needs that each portion of the Tenant Improvements be substantially complete on or before its respective Target Completion Date, and that Tenant shall suffer irreparable harm in the event that each portion of the Tenant Improvements is not substantially complete by its Target Completion Date.

2.4.1   If the Non-Permit Work is not substantially completed by Outside Completion Date for the Non-Permit Work, Tenant shall be entitled to additional rent abatement in the amount of $177.00 per day for each day after such Outside Completion Date until substantial completion is achieved.

2.4.2   If the Modular Office is not substantially completed by Outside Completion Date for the Modular Office, Tenant shall be entitled to additional rent abatement in the amount of $50.00 per day for each day after such Outside Completion Date until substantial completion is achieved.

2.4.3   If the Parking Lot Restriping is not substantially completed by Outside Completion Date for the Parking Lot Restriping, Tenant shall be entitled to additional rent abatement in the amount of $100.00 per day for each day after such Outside Completion Date until substantial completion is achieved.

2.4.4   In the event that all Tenant Improvements are not substantially complete by the date that is ninety (90) days after the last of the Target Completion Dates, Tenant shall have the option to terminate this Lease by written notice to Landlord, such termination to be effective thirty (30) days after the date of the termination notice, provided, however, that if such substantial completion is achieved within such 30 day period, Tenant’s termination right shall be nullified and the Lease shall continue in full force and effect.

2.4.5   If substantial completion of any portion of the Tenant Improvements is delayed as a result of (a) strikes, shortages of materials, holdover tenancies or similar matters beyond the reasonable control of Landlord, and Tenant is notified by Landlord in writing as to such delay, and/or (b) Tenant Delay, the Target Completion Date and Outside Completion Date for such portion shall be extended by one (1) day for every one (1) day of such delay.  “Tenant Delay” as used herein shall mean (x) Tenant’s failure to agree to plans and specifications and/or construction cost estimates or bids; (y) Tenant’s request for materials, finishes or installations other than Landlord’s standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (w) Tenant’s material change in any plans or specifications; or, (z) performance or completion by a party employed by Tenant.

2.5   In the event that Landlord permits occupancy before the Commencement Date, the parties agree that as of such occupancy date Tenant shall have full use and occupancy of the Premises for the purposes of conducting its business and to otherwise install and prepare its equipment, fixtures and other property.  Any such entry, use or occupancy of Tenant prior to the Commencement Date shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11.  Said early possession shall not advance the Termination Date.

3.   RENT.

3.1   Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term, except that the first full month’s rent shall be paid upon the execution of this Lease.  The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time.  Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month.  Said rent shall be paid to Landlord, without deduction or offset (except as otherwise expressly set forth in this Lease) and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing.  Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2   Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain.  Tenant therefore agrees that if rent or any other sum is not paid when the same is due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of:  (a) Fifty Dollars ($50.00), or (b) five percent (5%) of the unpaid rent or other payment.  The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid.  The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due (and any applicable notice or cure periods).  Notwithstanding the foregoing, no late fee will be charged in connection with the first two (2) late payments occurring in any calendar year, so long as each of the two are paid in full not later than the earlier to occur of (x) ten (10) days after such payment was due, or (y) five (5) days after notice to Tenant of non-receipt.

4.   RENT ADJUSTMENTS.

4.1   For the purpose of this Article 4, the following terms are defined as follows:

4.1.1   Lease Year:  Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.

4.1.2   Expenses:  All costs incurred by Landlord of operation, maintenance, repair, replacement and management of the Building, as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees not to exceed three percent (3%) of the Annual Rent; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; any sales, use or service taxes incurred in connection therewith.  In addition, Landlord shall be entitled to recover, as Expenses: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses but only with prior written approval of Tenant; (ii) the cost of fire sprinklers and suppression systems and other life safety systems but only if approved by Tenant in writing or required by change in local building code or ordinance, or new application of existing local building code or ordinance, after the Commencement Date; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the Commencement Date; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time.

Expenses shall not include Taxes; Insurance Costs; depreciation or amortization of the Building or equipment in the Building except as provided herein; loan principal payments or ground lease payments; costs of alterations of tenants’ premises; leasing commissions; interest expenses on borrowings; advertising costs; costs associated with the operation of the business of the entity which constitutes the “Landlord”, including, but not limited to, the legal and accounting costs associated with the leasing, selling, syndicating, financing, mortgaging, or hypothecating of any of Landlord’s interest in the Premises or the Building; costs of disputes between Landlord and its employees, tenants or contractors; the cost of repairs or other work incurred by reason of fire, windstorm or other casualty paid under insurance contracts; fines, penalties and other government imposed charges inclusive of interest and attorney fees incurred solely as a result of Landlord’s failure to comply with legal or regulatory requirements; costs or expenses incurred by Landlord for any alterations or other modifications to the Building or Premises required by applicable law, the violation of which existed as of the Commencement Date; capital improvements except to the extent such improvements are specifically allowed above; construction defects or repairs due to the negligent or willful acts or omissions of Landlord or its agents or others under its control; any expense which is reimbursed by insurance, warranties or third parties; management fees in excess of three percent (3%) of the Annual Rent; wages, salaries, or other compensation paid to any executive above the grade of senior real estate manager; expenditures for compliance with any federal, state or local law, rule, ordinance or requirement regarding the environment or hazardous waste and materials the violation of which existed at or prior to the Commencement Date hereof for which Tenant is not legally responsible; Landlord’s general corporate overhead and administrative expenses; penalties for late payment, including, without limitation, penalties for late payment of taxes, equipment leases, and other amounts owing by Landlord; wages, salaries, benefits and expenses attributable to off-site personnel except to the extent a portion of such wages, etc. properly allocable to the Building; except for emergencies, rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature except equipment the costs of would have been included in Expenses had Landlord purchased such equipment; initial costs of constructing the Building, the other improvements, the Tenant Improvements and the parking lots, driveways, sidewalks, landscaping, courtyard and any other improvements on the Premises or in the Building; costs or fees relating to the defense of Landlord’s title to or interest in the Premises or the Building, or any part thereof, or any costs or expenses associated with any sale or finance transaction; expenses and costs of encapsulation, removal, or abatement of substances located on the Premises or the Building prior to the Commencement Date; costs or expenses, including judgments, incurred in connection with tort claims against Landlord (including the cost of investigating, defending, or settling the same); payments to subsidiaries or affiliates of Landlord for goods or services which as a result of a non-competitive selection process materially exceed the cost of such goods or services if obtained by parties unaffiliated with Landlord; and any charges otherwise payable by Tenant under another provision of this Lease (i.e. no duplicative charges)

Landlord’s responsibility for capital expenses for the building envelope, including but not limited to the roof and the replacement of any HVAC systems during the term or any extension thereof, is covered in Article 7.

4.1.3   Taxes:  Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of payments made by such lessor of those taxes listed in the prior clause, and all commercially reasonably fees, expenses and costs incurred in contesting, in good faith, the validity or amount of the Taxes incurred by Landlord.  Taxes shall not include any corporate franchise, or estate, inheritance, gross receipts, excise or net income tax, gift tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building, or any taxes to be paid by Tenant pursuant to Article 28.

4.1.4   Insurance Costs:  Any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof.

4.2   If in any Lease Year, (i) Expenses paid or incurred shall exceed Expenses paid or incurred in the Base Year (Expenses) and/or (ii) Taxes paid or incurred by Landlord in any Lease Year shall exceed the amount of such Taxes which became due and payable in the Base Year (Taxes), and/or (iii) Insurance Costs paid or incurred by Landlord in any Lease Year shall exceed the amount of such Insurance Costs which became due and payable in the Base Year (Insurance), Tenant shall pay as additional rent for such Lease Year Tenant’s Proportionate Share of each such excess amount.  In calculating the total Expenses for any Lease Year after the Base Year (Expenses), the Controllable Expenses (defined below) for such Lease Year shall not exceed the Controllable Expenses for the Base Year (Expenses) (such amount, the “Base Year Controllable Expenses”), increased at a rate of three percent (3%) per annum on a cumulative basis (the maximum amount for each Lease Year, the “Controllable Expenses Cap”).  As used herein, “Controllable Expenses” shall mean all Expenses except for expenses which are established by public utilities, government regulation or multi-employer labor agreements; costs, such as snow removal, varying according to weather conditions; or insurance costs.  Thus, the portion of Expenses constituting Controllable Expenses for the first Lease Year after the Base Year (Expenses) shall be limited to 103% of the Base Year Controllable Expenses; the portion of Expenses constituting Controllable Expenses for the second Lease Year after the Base Year (Expenses) shall be limited to 106.090% of the Base Year Controllable Expenses; the portion of Expenses constituting Controllable Expenses for the third Lease Year after the Base Year (Expenses) shall be limited to 109.273% of the Base Year Controllable Expenses; and so on.  Notwithstanding the foregoing and subject to the cap described herein, Landlord may carry over any increase in Controllable Expenses for any year in excess of the Controllable Expenses Cap for such year and add such increase to Controllable Expenses in a future year(s) of the Term only until recovered, provided the Controllable Expense Cap described herein is not exceeded in such future year.  For example, if the Base Year Controllable Expenses were $100,000, and Controllable Expenses for the second lease year were $105,000, up to $2,000 in Controllable Expenses could be carried over and added to the Controllable Expenses for a subsequent year in which the Controllable Expense Cap is not exceeded.  From and after the expiration of the Term as it may be extended from time to time, Tenant shall have no liability, and Landlord may not charge, for any carried over Controllable Expenses, except to the extent that same are properly included in any reconciliation, after expiration of the Term, of Controllable Expenses for the last year of the Term.

4.3   The annual determination of Expenses and Insurance Costs shall be reasonably made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3.  During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement reasonably acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one that is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement.  If Tenant fails to object to Landlord’s determination of Expenses and Insurance Costs within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall  make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.4   Prior to the actual determination thereof for a Lease Year, Landlord may from time to time make a reasonable, good faith estimate Tenant’s liability for Expenses, Insurance Costs and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof.  Landlord will give Tenant written notification of the amount of such estimate along with reasonable supporting documentation thereof, and Tenant agrees that it will pay additional rent in the amount of such estimate in twelve (12) equal installments by increase of its Monthly Installments of Rent due in such Lease Year.  Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5   When the above mentioned actual determination of Tenant’s liability for Expenses, Insurance Costs and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1   If the total additional rent Tenant actually paid pursuant to Section 4.2 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses, Insurance Costs and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2   If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses, Insurance Costs and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash.  Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes and/or Insurance Costs in any Lease Year being less than Expenses and/or Taxes and/or Insurance Costs in the Base Year (Expenses and/or Taxes and/or Insurance).

4.6   If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses, Insurance Costs and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

5.   SECURITY DEPOSIT. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease.  Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default.  If Tenant defaults with respect to any provision of this Lease, beyond any applicable grace or cure period, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any reasonable amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default.  If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease.  Except to such extent, if any, as shall be required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of termination of this Lease which is a commercially reasonable time for Landlord  to determine that all of Tenant’s obligations under this Lease have been fulfilled.

6.   ALTERATIONS.

6.1   Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof (except to the extent any such fixtures or equipment (including, but not limited to, racking) can be removed at the end of the Term without damage to the Premises or Tenant otherwise repairs such damage) or the making of any improvements as required by Article 7, without the prior written consent of Landlord, which consent , except as set forth below, may be withheld in Landlord’s sole discretion.  When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements.  Landlord’s consent shall not be unreasonably withheld with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) in aggregate do not cost more than $25,000.

6.2   In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense.  If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor.  In any event Landlord may charge Tenant for any third-party costs reasonably and actually incurred by Landlord in connection with the proposed work and the design thereof, with such amounts being due thirty (30) days after Landlord’s written demand.

6.3   All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all applicable government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens.  Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

7.   REPAIR.

7.1   Landlord agrees that, prior to the Commencement Date, it shall be responsible for causing: 1) the roof, walls, windows, doors and other items that comprise the “building envelope” to be in proper working order; and 2) all mechanical systems, including but not limited to the electricity, the plumbing, the HVAC, and fire/life safety systems to be in proper working order.  Furthermore, Landlord agrees that to the extent that any applicable governmental authority determines that the Premises and the Building are not in compliance with all applicable federal, state, and municipal laws, ordinances and regulations (including, without limitation, the Americans with Disabilities Act) and all laws with respect to Hazardous Materials and Environmental Laws, all to the extent in effect and applicable to the Premises and Building as of the Commencement Date (without reference to any specific use, construction or personnel of Tenant), and any applicable governmental authority requires such compliance, Landlord shall be responsible for the costs of causing such compliance.  Any and all of the costs and expenses incurred by Landlord in order to comply with its obligations under the previous two sentences shall be the sole cost and expense of Landlord and shall not be charged to Tenant in any manner, including, without limitation, as an Expense.  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except for the Tenant Improvements as specified in Exhibit B and except that Landlord shall repair and maintain the exterior walls, roof, common areas (including parking structures and lots), foundation, structural portions of the Building, skylights and all utility lines to their point of connection to the Building and running under the slab of the Building, with the cost of such repair and maintenance to be included in Expenses; however, capital expenses incurred for any such repair, maintenance or replacement shall be the sole responsibility of Landlord and not included in Expenses.  By taking possession of the Premises, and in reliance on the obligations and representations of Landlord contained in this Section 7.1, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1.  It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time (but not more than 30 days) after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.2   Except for Landlord’s obligations pursuant to Section 7.1 above, Tenant shall at its own cost and expense keep and maintain all parts of the interior of the Premises and such portion of the Building and improvements as are within the exclusive control of Tenant in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, stairs, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems serving the Premises (see Section 7.4), electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures within the Premises, and performance of regular removal of trash and debris).  Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition.  Tenant will, as far as reasonably possible keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will yield up the Premises to Landlord in  as good condition and repair as existed on the Commencement Date, ordinary wear and tear and loss by fire or other casualty excepted (but not excepting any damage to glass).  Subject to the waivers contained in Article 12 below, Tenant shall, at its own cost and expense, repair any damage to the Premises or the Building resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Premises as a result of Tenant’s business activities or caused by Tenant’s default hereunder.

7.2.1   Notwithstanding the foregoing, if, during the term of the Lease, any system of the Premises (other than the HVAC system, which is covered under Section 7.4.1. below) which Tenant is required to maintain and repair requires replacement and such replacement would constitute a capital expenditure under GAAP, and, further, if the need for any such replacement does not arise from Tenant’s negligence, abuse or misuse, then Landlord shall perform such replacement at its sole cost and expense; provided, however, that (except with respect to the sprinkler system, as to which Tenant shall not be required to reimburse Landlord) Tenant shall reimburse Landlord for such cost and expense by payments of monthly additional rent in an amount that would fully amortize such cost and expense, with interest at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time, as of the date such expense is incurred, over the reasonably projected useful life of the item being replaced.  Such additional rent obligation shall continue until such cost and expense is fully amortized or until the expiration of the Term, as it may be extended from time to time, whichever comes first.  Notwithstanding the foregoing, if Landlord’s expenditure in question is less than $5,000.00, Tenant shall reimburse Landlord for 100% of such cost within thirty (30) days after receipt of Landlord’s invoice.

7.3   Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building; provided, however, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of three (3) consecutive days as a result of the such injury or interference, then Tenant shall be entitled to receive an abatement of Annual Rent payable hereunder during the period beginning on the 4th consecutive day of such injury or interference and ending on the day that such injury or interference ceases.  Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

7.4   Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor reasonably approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord).  The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

7.4.1   If, during the term of the Lease, the HVAC system or any component thereof (other than components which are typically replaced as part of routine maintenance, such as filters) requires replacement, and so long as Tenant has complied with the foregoing obligations of this Section 7.4 and, further, that the need for such replacement does not arise from Tenant’s negligence, abuse or misuse, then Landlord shall perform such replacement at its sole cost and expense, and such costs shall not be included in Expenses.

7.5   Intentionally deleted.

8.   LIENS; LANDLORD’S WAIVER.

8.1   Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant.  In the event that Tenant fails, within thirty (30) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within thirty (30) days of Landlord’s demand.

8.2   Within ten (10) business days following any written request which Tenant may make from time to time, Landlord agrees to execute and deliver to Tenant and/or Tenant’s lender a commercially reasonable Landlord’s Waivers whereby Landlord agrees to (a) waive any interest in, right or claim to and lien on inventory, equipment, fixtures or other personal property of Tenant located in the Premises and upon which Tenant’s lender claims a lien (the “Collateral”), (b) allow any such Tenant’s lender access to the Premises in order to inventory, organize, collect and remove such Collateral pursuant to the terms of such Landlord’s Waiver, and (c) any such other reasonable matters requested by Tenant and/or Tenant’s lender.  Tenant shall reimburse Landlord upon demand, as additional rent, for Landlord’s reasonable attorneys’ fees incurred in connection with such request, provided that such reimbursement requirement shall not apply to the landlord waiver being executed in connection with the execution of this Lease.

9.   ASSIGNMENT AND SUBLETTING.

9.1   Tenant shall not have the right to assign this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises.  In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2   Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease.  Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3   In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective.  The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above.  However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect.  If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term.  If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture.  Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant.  Notwithstanding the foregoing, prior to entering into negotiations with any particular proposed subtenant or assignee, Tenant may inquire of Landlord as to whether it would exercise its rights under this section with respect to such proposed assignee or sublessee, and if Landlord replies that it would not, Landlord shall not be permitted to exercise its recapture right under this section with respect to such proposed subtenant or assignee, but none of Landlord’s other rights under this Article shall be prejudiced.

9.4   In the event that Tenant sells, sublets, assigns or transfers this Lease (but only if such sale, sublease, assignment or transfer is not in connection with the sale or assignment of other property or interests of Tenant such that the portion of the total purchase price that is allocable to the sale, sublease, assignment or transfer of this Lease is not ascertainable), Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant.  As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time.  For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith.  The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer.

9.5   Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity:  (a) with which Landlord is already in negotiation; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (e) would subject the Premises to a use which would:  (i) violate any exclusive right granted to another tenant of the Building; (ii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iii) involve a violation of Section 1.2.  Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

9.6   Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s reasonable costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease.  Any purported sale, assignment, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7   Subject to Section 9.8, if Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust, which transfer or transfers or change or changes (i) result in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control, and (ii) are entered into without a bona fide business purpose but rather with the intent of avoiding the application of this Article to such transfer or transfers or change or changes, then such transfer or transfers or change or changes shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.  This Section 9.7 shall not apply at such time that Tenant’s stock is publicly traded on a nationally recognized securities exchange.

9.8   Notwithstanding the foregoing provisions of this Article to the contrary, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to an Affiliate of Tenant without the prior consent of Landlord, if all of the following conditions are first satisfied:

9.8.1   Tenant shall not then be in default under this Lease beyond any applicable grace or cure periods;

9.8.2   a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord;

9.8.3   the Premises shall continue to be operated solely for the use specified in the Reference Page or other use acceptable to Landlord in its sole discretion;

9.8.4   any guarantor of this Lease reaffirms that its Guaranty remains in full force and effect; and

9.8.5   Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including without limitation attorneys’ fees.

Tenant acknowledges (and, at Landlord’s request, at the time of such assignment or subletting shall confirm) that in each instance Tenant shall remain liable for performance of the terms and conditions of the Lease despite such assignment or subletting.  As used herein the term “Affiliate” shall mean an entity which (i) directly or indirectly controls Tenant or (ii) is under the direct or indirect control of Tenant or (iii) is under common direct or indirect control with Tenant, (iv) is the successor in interest to Tenant by way of merger or consolidation, or by sale of all of the stock of Tenant or of all of the assets of Tenant, so long as the tangible net worth of the surviving or successor entity following such transaction is at least as much as the tangible net worth of Tenant immediately preceding the transaction or at the Commencement Date, whichever is higher.  Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.

10.   INDEMNIFICATION.  None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.  Subject to the waivers contained in Article 12 below, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all applicable governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease.  Subject to the waivers contained in Article 12 below, Landlord shall protect, indemnify and  hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) arising out of the gross negligence or willful misconduct of Landlord or its agents or employees.  The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.   INSURANCE.

11.1   Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies, subject to standard exclusions, to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time (but not more frequently than once in any three year period and not at all during the initial Term of this Lease) covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

11.2   The aforesaid policies shall (a) procured by Tenant at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3   Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall reasonably require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4   Landlord shall keep in force throughout the Term Commercial General Liability Insurance and All Risk or Special Form Insurance (with full replacement cost coverage) insuring the Landlord and the Building, in such amounts (for liability insurance) and with such deductibles as Landlord determines from time to time in accordance with sound and reasonable risk management principles. The cost of all such insurance is included in Expenses.

12.   WAIVER OF SUBROGATION.  So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss or damage to their respective property, the Premises, the Building and its contents insured by fire, extended coverage, All Risks or other insurance required by the terms of this Lease to be maintained by the respective party or otherwise now or hereafter existing for the benefit of the respective party.  Each party shall obtain any special endorsements required by their insurer to evidence such insurers compliance with the aforementioned waiver and waiver of such insurers rights of subrogation against Landlord and Tenant, as applicable.

13.   SERVICES AND UTILITIES.  Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises by Tenant, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities.  Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers.  If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as reasonably determined by Landlord.  Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be additional rent hereunder.  Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building.  Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises.

14.   HOLDING OVER.  Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty Percent (150%) of the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention.  If Landlord gives notice to Tenant of Landlord’s election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created.  In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.   SUBORDINATION.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease (individually and collectively, a “Mortgage”); provided, however, the subordination provisions set forth above shall not be effective with respect to any Mortgage unless and until the applicable mortgagee, beneficiary, lender or landlord thereunder shall execute with Tenant a non-disturbance and attornment agreement reasonably acceptable to Tenant under which said mortgagee, beneficiary, lender or landlord shall agree (on its own behalf and on behalf of any purchaser at foreclosure) not to disturb Tenant’s possession of the Premises under this Lease, except in accordance with the terms hereof.  If the lessor, mortgagee, trustee, or holder of any such Mortgage elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument.  Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within thirty (30) days of Landlord’s request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord; provided such document also contains non-disturbance language that complies with the provisions of this Article 15.  Landlord represents that there are no Mortgages currently encumbering the Building.

16.   RULES AND REGULATIONS.  Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord (provided any such modifications or additions shall not materially increase the financial obligations of Tenant hereunder or adversely affect Tenant’s rights, powers or privileges hereunder or the conduct of Tenant’s business in the Premises).  Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.  In the event of any conflict between the terms and conditions of the rules and regulations and this Lease, the terms and conditions of this Lease shall control.

17.   REENTRY BY LANDLORD.

17.1   Landlord reserves and shall have the right to re-enter the Premises at reasonable times and upon reasonable, advance notice to Tenant (except in the case of emergencies) to inspect the same, to show said Premises to prospective purchasers, mortgagees or tenants (only within the last six (6) months of the Term), and to repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged.  Except to the extent resulting from Landlord gross negligence or willful misconduct, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2   Intentionally deleted.

18.   DEFAULT.

18.1   Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1   Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) business days after written notice that such payment was not made when due.

18.1.2   Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an Event of Default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

18.1.3   Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.4   Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5   A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.   REMEDIES.

19.1   Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1   Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2   Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3   Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of:  (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the reasonable value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself (but not including costs to prepare the Premises for a new tenant that exceed the cost to put the Premises in the same condition in which Tenant is required to surrender the Premises at the end of the Term pursuant to the terms of this Lease); and (c) the reasonable cost of performing any other covenants which would have otherwise been performed by Tenant.

19.1.4   Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1   Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2   Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law.  Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises.  In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the reasonable cost thereof (not to exceed the cost to put the Premises in the same condition in which Tenant is required to surrender the Premises at the end of the Term pursuant to the terms of this Lease), together with Landlord’s reasonable expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days of Landlord’s demand.  Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3   Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the reasonable costs of repairs, alterations, additions, redecorating and Landlord’s reasonable expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due.  Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2   Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense.  Without limiting the generality of the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its reasonable  discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.3   Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Initial Term of this Lease for amortization, including interest at the Amortization Rate.  For purposes hereof, the “Concession Amount” shall be defined as the aggregate of all amounts forgone or expended by Landlord as free rent under the lease, under Exhibit B hereof for construction allowances (excluding therefrom any amounts expended by Landlord for the Tenant Improvements, as defined in Exhibit B), and for brokers’ commissions payable by reason of this Lease.  Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as of any date (“Default Termination Date”) prior to the expiration of the full Initial Term hereof by reason of an Event of Default of Tenant, there shall be due and owing to Landlord as of the day prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such Date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Paragraph 19.3.  For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession concerned to the end of the full Initial Term of this Lease would be determined.  The foregoing provisions shall also apply to and upon any reduction of space in the Premises, as though such reduction were a termination for Tenant’s default, except that (i) the Unamortized Amount shall be reduced by any amounts paid by Tenant to Landlord to effectuate such reduction and (ii) the manner of application shall be that the Unamortized Amount shall first be determined as though for a full termination as of the Effective Date of the elimination of the portion, but then the amount so determined shall be multiplied by the fraction of which the numerator is the rentable square footage of the eliminated portion and the denominator is the rentable square footage of the Premises originally leased hereunder; and the amount thus obtained shall be the Unamortized Amount.

19.4   If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all reasonable costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs.  EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY.

19.5   Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.6   No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord.  No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease.  Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, unless Landlord so notifies Tenant in writing.  Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.

19.7   Intentionally deleted.

19.8   Upon the occurrence of an Event of Default, any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control.  Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

19.9   If more than three (3) Events of Default occur during the Term or any renewal thereof, Tenant’s renewal options, expansion options, purchase options and rights of first offer and/or refusal, if any are provided for in this Lease, shall be null and void.

20.   TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1   If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1   Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law.  Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1   Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2   Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease.  Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3   The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4   Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.   QUIET ENJOYMENT.  Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease.  Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.   CASUALTY

22.1   In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred twenty (120) days from the date of such damage, Landlord shall forthwith repair the same, including the Tenant Improvements, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage.  Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time.  Within thirty (30) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made. For purposes of this Lease, the Building, Premises or Tenant Improvements shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

22.2   If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred twenty (120) days of such damage, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage.  In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term.  In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, including the Tenant Improvements, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3   Except for the Tenant Improvements, Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant.  Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4   In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord in its noticed delivered in accordance with Section 22.1, as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5   Notwithstanding anything to the contrary contained in this Article:  (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable or otherwise limit the ability of Tenant to conduct its business in the Premises, Tenant shall have the right to terminate this Lease by notice to Landlord within thirty (30) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6   In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure its personal property in the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall reasonably request.

23.   EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall prevent Tenant from conducting its business within the Premises as contemplated by this Lease.  If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances.  In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease.  Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24.   SALE BY LANDLORD.  In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability, except for such claims or breaches of Landlord that arose prior to the date of sale which shall remain the responsibility of the Landlord, upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease.  Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee.  If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25.   ESTOPPEL CERTIFICATES.

25.1   Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying:  (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord.  Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser.  Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) business day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

25.2   Within ten (10) business days following any written request which Tenant may make from time to time, Landlord shall execute and deliver to Tenant or Tenant’s lender or prospective lender or other purchaser of Tenant’s assets, a sworn statement certifying:  (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Landlord’s statement; and (e) such other matters as may be reasonably requested by Tenant.  Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any lender, beneficiary or purchaser.  Tenant shall reimburse Landlord upon demand, as additional rent, for Landlord’s reasonable attorneys’ fees incurred in connection with such request.

26.   SURRENDER OF PREMISES.

26.1   Tenant and Landlord shall arrange to meet for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than five (5) days after Tenant has vacated the Premises.  In the event of Tenant’s failure to cooperate with such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

26.2   All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term.  Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale; provided, however, that nothing contained herein shall be deemed to transfer title and ownership of Tenant’s Personalty (as defined below) to Landlord, which the parties agree shall at all times remain the sole property of Tenant, removable by Tenant at any time.  At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty.  Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at the time Landlord consents to the performance of any Alterations, if such consent is required by this Lease, Tenant shall, at Tenant’s sole cost, remove any Alterations, including carpeting, so designated by Landlord’s notice, and repair any damage caused by such removal; provided, however, that in no event shall Tenant be obligated to remove the Tenant Improvements or otherwise be responsible for the cost of such removal.  Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as (unless Landlord agrees otherwise at the time) all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, “Personalty”).  Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.

26.3   All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term  Upon the expiration or earlier termination of the Term, to the extent that Tenant has not performed or agreed to perform any required repair and restoration of the Premises, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord.  All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.  Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27.   NOTICES.  Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery (such as FedEx), and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, whether or not actually accepted or received by the addressee.  Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.   TAXES PAYABLE BY TENANT.  In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than corporate franchise, or estate, inheritance or net income tax, gift tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building) whether or not now customary or within the contemplation of the parties to this Lease:  (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises.  Landlord represents that as of the Commencement Date there are no such taxes as are contemplated in the foregoing currently in effect.  In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.   INTENTIONALLY DELETED.

30.   DEFINED TERMS AND HEADINGS.  The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease.  Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them.  Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be.  In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several.  The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof.  The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas.  Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment, provided that none of the foregoing shall increase Tenant’s financial obligations under this Lease.  The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto.

31.   TENANT’S AUTHORITY.  If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity  has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease proof of due authorization, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

Tenant hereby represents and warrants that it is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.  § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.”

32.   FINANCIAL STATEMENTS AND CREDIT REPORTS.  At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects.  Notwithstanding the foregoing, so long as Tenant is a public company which files its audited annual and unaudited quarterly financials with the SEC and the same are publicly accessible to Landlord, Landlord agrees to accept the publicly filed financials as delivery of same to Landlord.  Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

33.   COMMISSIONS.  Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages, and Landlord shall be responsible for payment of any commissions to the brokers described on the Reference Pages per separate agreements with such brokers.  Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.

34.   TIME AND APPLICABLE LAW.  Time is of the essence of this Lease and all of its provisions.  This Lease shall in all respects be governed by the laws of the state in which the Building is located.

35.   SUCCESSORS AND ASSIGNS.  Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

36.   ENTIRE AGREEMENT.  This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations.  There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits.  This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

37.   EXAMINATION NOT OPTION.  Submission of this Lease shall not be deemed to be a reservation of the Premises.  Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.  Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5 and the first month’s rent as set forth in Article 3.

38.   RECORDATION.  Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

39.   RENEWAL OPTION. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease beyond any applicable grace or cure periods at the time of notification or commencement, have one (1) option to renew the Term of this Lease for a term of three (3) years, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

39.1   If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is twelve (12) months prior to the expiration of the then current term of the Lease but no later than the date which is nine (9) months prior to the expiration of the then current term of this Lease.  If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

39.2   The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be increased to reflect the current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant.  Landlord shall advise Tenant of the new Annual Rent and Monthly Installment for the Premises for the renewal term no later than thirty (30) days after receipt of Tenant’s written request therefor.  Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph.  If Tenant exercises its option but does not accept Landlord’s proposed rental rate and so notifies Landlord concurrently with the exercise of such option, and if Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than sixty (60) days prior to the expiration of the then current term, then Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the then current term.  Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Annual Rent and Monthly Installment is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process.  In no event shall the Annual Rent and Monthly Installment for any option period be less than the Annual Rent and Monthly Installment in the preceding period.

39.3   This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew, except for any assignee or sublessee that is an Affiliate (as defined in Section 9.8 above).

39.4   As each renewal option provided for above is exercised, the number of renewal options remaining to be exercised is reduced by one and upon exercise of the last remaining renewal option Tenant shall have no further right to renew the Lease.

40.   EARLY TERMINATION OPTION. So long as Tenant is not in default beyond any applicable grace or cure periods at either the time of exercise or at the time of termination, Tenant shall have the option to terminate this Lease (“Termination Option”), effective as of August 7, 2015 (the “Early Termination Date”).  The Termination Option may be exercised only in strict compliance with the terms of this Article.  The Termination Option shall be exercised, if at all, by delivery to Landlord (at the place and in the manner set forth in the Lease for delivery of notices) of a notice of termination (“Termination Notice”).  The Termination Notice (i) must be delivered not later than October 31, 2014, and (ii) must be accompanied with a certified or cashier’s check in the amount of the Termination Payment (defined below).  If and only if Tenant timely and properly delivers the Termination Notice and the Termination Payment, the Term of this Lease shall end on the Early Termination Date, as though the Early Termination Date had been originally fixed as the expiration date of such Term.  All terms and conditions of this Lease and Tenant’s obligations hereunder, including without limitation Tenant’s obligation to pay rent, shall continue up to and including the Early Termination Date.  The Termination Payment is the sole property of Landlord upon payment and is not refundable under any circumstances.  Tenant acknowledges and agrees that the Termination Payment is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term after the Early Termination Date.  All obligations of Tenant under this Lease not fully performed as of the Early Termination Date shall survive the Early Termination Date.  This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to terminate this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to terminate, except for any assignee or sublessee that is an Affiliate (as defined in Section 9.8 above).  The “Termination Payment” will be the sum of $221,600.60 ($1.30 psf).

[The remainder of this page is intentionally left blank]

41.   LIMITATION OF LANDLORD’S LIABILITY.  Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building (which interest shall be deemed to include any sales, rental insurance, or condemnation/casualty proceeds related to such interest).  The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

LANDLORD:	TENANT:
CABOT ACQUISITION, LLC, a Delaware limited liability company	ACCURIDE CORPORATION, a Delaware corporation
By: /s/ Jeffrey R. Riemer________	By: /s/ Gregory A. Risch________
Name: Jeffrey R. Riemer	Name: Gregory A. Risch
Title: Vice President	Title: VP/CFO
Dated: ____August 7_ , 2013	Dated: ___August 7_, 2013